Exhibit 23.3

Montgomery Coscia Greilich LLP
  Certified Public Accountants
  2500 Dallas Parkway, Suite 300
  Plano, Texas 75093
  972.748.0300

Thomas A. Montgomery, CPA Matthew R. Coscia, CPA Paul E. Greilich, CPA Jeanette A. Musacchio James M. Lyngholm Christopher C. Johnson, CPA J. Brian Simpson, CPA Rene E. Balli, CPA

Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Current Report on Form 8-K (relating to the Merger effective September 30, 2009) of our review report dated September 9, 2009, relating to the consolidated balance sheet as of June 30, 2009, and the related consolidated statements of operations for the three and six months ended June 30, 2009 and 2008, and consolidated statements of changes in equity and cash flows for the six months ended June 30, 2009 and 2008 of Halo Group Inc. and Subsidiaries.

/s/ MONTGOMERY COSCIA GREILICH LLP

MONTGOMERY COSCIA GREILICH LLP
Plano, Texas
October 2, 2009